Exhibit 99.1

Tribune Media Terminates Merger Agreement with Sinclair Broadcast Group, Inc.;

Files Lawsuit For Breach of Contract

Company Announces Strong Financial Results for Second Quarter and First-Half of 2018,

Will Hold Conference Call This Morning

NEW YORK, August 9, 2018 — Tribune Media Company (NYSE: TRCO) (the “Company”) today announced that it has terminated its merger agreement (the “Merger Agreement”) with Sinclair Broadcast Group, Inc. (“Sinclair”), and that it has filed a lawsuit in the Delaware Chancery Court against Sinclair for breach of contract. The lawsuit seeks compensation for all losses incurred as a result of Sinclair’s material breaches of the Merger Agreement. A copy of the lawsuit will be posted on the Tribune Media website, www.tribunemedia.com, as soon as it has been made publicly available by the Court.

In the Merger Agreement, Sinclair committed to use its reasonable best efforts to obtain regulatory approval as promptly as possible, including agreeing in advance to divest stations in certain markets as necessary or advisable for regulatory approval. Instead, in an effort to maintain control over stations it was obligated to sell, Sinclair engaged in unnecessarily aggressive and protracted negotiations with the Department of Justice and the Federal Communications Commission (the “FCC”) over regulatory requirements, refused to sell stations in the markets as required to obtain approval, and proposed aggressive divestment structures and related-party sales that were either rejected outright or posed a high risk of rejection and delay—all in derogation of Sinclair’s contractual obligations. Ultimately, the FCC concluded unanimously that Sinclair may have misrepresented or omitted material facts in its applications in order to circumvent the FCC’s ownership rules and, accordingly, put the merger on indefinite hold while an administrative law judge determines whether Sinclair misled the FCC or acted with a lack of candor. As elaborated in the complaint we filed earlier today, Sinclair’s entire course of conduct has been in blatant violation of the Merger Agreement and, but for Sinclair’s actions, the transaction could have closed long ago.

“In light of the FCC’s unanimous decision, referring the issue of Sinclair’s conduct for a hearing before an administrative law judge, our merger cannot be completed within an acceptable timeframe, if ever,” said Peter Kern, Tribune Media’s Chief Executive Officer. “This uncertainty and delay would be detrimental to our company and our shareholders. Accordingly, we have exercised our right to terminate the Merger Agreement, and, by way of our lawsuit, intend to hold Sinclair accountable.”

“Notwithstanding our disappointment regarding the outcome of the transaction, we are extremely pleased with our second quarter results, which were very strong. Consolidated Adjusted EBITDA grew 69% versus the prior year period and 84% for the first half of the year. While net core advertising revenues declined 6% and were under pressure broadly, we were able to drive consolidated revenue growth of 6% when excluding the impact of barter revenues, with solid growth in retransmission and carriage fees revenues and political advertising revenue. In addition, our disciplined focus on cost management drove programming expenses down 29% and Corporate and Other cash expenses, excluding transaction costs, down 19% over the prior year period.”

SECOND QUARTER 2018 FINANCIAL HIGHLIGHTS (compared to second quarter 2017)

•	Consolidated operating revenues increased 4% to $489.4 million (increased 6% excluding second quarter 2017 barter revenues, which are no longer recognized in 2018)

•	Consolidated operating profit was $98.1 million compared to $12.7 million for the second quarter of 2017

•	Consolidated Adjusted EBITDA increased 69% to $160.8 million

•	Television and Entertainment net advertising revenues were essentially flat at $311.4 million

•	Net core advertising revenues (which exclude political and digital revenues) decreased 6% to $273.7 million

•	Retransmission revenues increased 12% to $117.2 million

•	Carriage fee revenues increased 28% to $40.8 million

•	Programming expenses decreased 29% to $111.6 million, primarily due to the shift in strategy at WGN America

•	Cash distributions from TV Food Network were $37.8 million

Kern continued, “In the second half of the year, we will see increases in network affiliate fees due to the recent renewal of our FOX affiliation at eight of our TV stations. However, we expect improved core advertising pacing and a strong station footprint for the midterm election cycle to significantly counter this headwind. Given the operating strength of our media businesses along with the continued large distributions from TV Food Network, and with nearly $830 million in cash on the balance sheet, Tribune Media is stronger than it has been in many years and is well positioned to maximize value for our shareholders.”

SECOND QUARTER AND YEAR-TO-DATE RESULTS

Consolidated

Consolidated operating revenues for the second quarter of 2018 were $489.4 million compared to $469.5 million in the second quarter of 2017, representing an increase of $19.8 million, or 4%. The increase was primarily driven by higher retransmission revenues, carriage fee revenues and political advertising revenues, partially offset by lower net core advertising revenues and the absence of barter revenues, which are no longer recognized under the new revenue guidance the Company adopted in the first quarter of 2018. Excluding second quarter 2017 barter revenues, consolidated operating revenues increased by 6%.

For the six months ended June 30, 2018, consolidated operating revenues were $933.0 million compared to $909.4 million in the six months ended June 30, 2017, representing an increase of $23.6 million, or 3%. Excluding barter revenues in the six months ended June 30, 2017, consolidated operating revenues increased by 4%.

Consolidated operating profit was $98.1 million for the second quarter of 2018 compared to $12.7 million for the second quarter of 2017, representing an increase of $85.4 million. The increase was primarily attributable to higher operating profit at Television and Entertainment, driven by an increase in revenues and a decrease in programming expenses, as well as a lower operating loss at Corporate and Other driven by a decline in compensation and outside services expense. For the six months ended June 30, 2018, consolidated operating profit increased $293.7 million to $285.4 million from an operating loss of $8.3 million in the six months ended June 30, 2017, largely as a result of a $133 million net pretax gain related to licenses sold in the FCC spectrum auction for which the spectrum was surrendered in January 2018, as well as higher Television and Entertainment revenues and lower programming expenses and a lower operating loss at Corporate and Other driven primarily by a decline in compensation and outside services expense.

Consolidated income from continuing operations was $84.4 million in the second quarter of 2018 compared to a consolidated loss from continuing operations of $29.8 million in the second quarter of 2017, which included a non-cash pretax impairment charge of $58.8 million ($44.5 million after tax), or $0.51 per common share, to further write down the Company’s investment in CareerBuilder. Diluted earnings per common share from continuing operations for the second quarter of 2018 was $0.96 compared to a diluted loss per common share from continuing operations of $0.34 for the second quarter of 2017. Adjusted diluted earnings per share (“Adjusted EPS”) for the second quarter of 2018 was $0.99 compared to $0.36 for the second quarter of 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax charge of less than $1 million in the second quarter of 2018 and a $2.7 million income tax benefit, or $0.03 per common share, in the second quarter of 2017 primarily related to expected refunds of interest paid on prior tax assessments.

Consolidated income from continuing operations was $225.6 million for the six months ended June 30, 2018 compared to a consolidated loss from continuing operations of $131.0 million for the six months ended June 30, 2017, which included total non-cash pretax impairment charges of $180.8 million ($124.5 million after tax), or $1.43 per common share, to write down the Company’s investment in CareerBuilder. For the six months ended June 30, 2018, diluted earnings per common share from continuing operations was $2.55 compared to diluted loss per common share from continuing operations of $1.51 for the six months ended June 30, 2017. Adjusted EPS from continuing operations for the six months ended June 30, 2018 was $1.50 compared to $0.30 for the six months ended June 30, 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations for the six months ended June 30, 2018 include an income tax charge of $3 million, or $0.03 per common share, and an income tax benefit of $2 million, or $0.02 per common share, for the six months ended June 30, 2017.

Net income attributable to Tribune Media Company was $84.4 million in the second quarter of 2018 compared to a net loss attributable to Tribune Media Company of $30.4 million in the second quarter of 2017. Net income attributable to Tribune Media Company was $225.6 million for the six months ended June 30, 2018 compared to a net loss attributable to Tribune Media Company of $116.0 million for the six months ended June 30, 2017.

Consolidated Adjusted EBITDA increased to $160.8 million in the second quarter of 2018 from $95.4 million in the second quarter of 2017, representing an increase of $65.4 million, or 69%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher retransmission revenues and carriage fee revenues and lower programming expenses at Television and Entertainment. For the six months ended June 30, 2018, consolidated Adjusted EBITDA increased $127.8 million, or 84%, to $280.7 million as compared to $152.9 million for the six months ended June 30, 2017.

Cash distributions from equity investments in the second quarter of 2018 were $43.8 million, including $37.8 million from TV Food Network and $6.0 million from CareerBuilder, compared to $38.1 million in the second quarter of 2017, which related entirely to TV Food Network. Cash distributions for the six months ended June 30, 2018 were $158.9 million compared to $149.7 million for the six months ended June 30, 2017.

Television and Entertainment

Revenues were $486.4 million in the second quarter of 2018 compared to $466.1 million in the second quarter of 2017, an increase of $20.4 million, or 4%. Excluding barter revenues in the second quarter of 2017, revenues increased $27.3 million, or 6%. The increase was driven by an increase in retransmission revenues of $12.2 million, or 12%, an increase in carriage fee revenues of $8.9 million, or 28%, an increase in net political advertising revenue of $16.2 million, and an increase in copyright royalties of $5.2 million, partially offset by a $17.4 million, or 6%, decrease in net core advertising revenues. The decrease in net core advertising revenue was primarily due to a decline in local and national advertising in our markets.

Television and Entertainment segment revenues for the six months ended June 30, 2018 were $927.1 million compared to $902.1 million for the six months ended June 30, 2017, an increase of $25.0 million, or 3%. Excluding barter revenues in 2017, revenues increased $39.0 million, or 4%. The increase was driven by an increase in retransmission and carriage fee revenues, as well as higher political advertising revenues, which was partially offset by a decrease in net core advertising revenues of $46.1 million, or 8%.

Television and Entertainment operating profit was $119.8 million for the second quarter of 2018 compared to $50.2 million for the second quarter of 2017, an increase of $69.5 million. The increase was primarily due to a $20.4 million increase in revenues, as described above, and lower programming expense of $45.4 million, primarily due to lower amortization of license fees at WGN America and the second quarter of 2017 included $20 million of additional expense related to the shift in programming strategy at WGN America.

Television and Entertainment Adjusted EBITDA was $173.8 million for the second quarter of 2018 compared to $111.7 million in the second quarter of 2017, an increase of $62.1 million, or 56%, primarily due to higher retransmission revenues and carriage fee revenues and lower programming expense, partially offset by lower net core advertising revenues and barter revenues, as described above.

For the six months ended June 30, 2018, Television and Entertainment operating profit was $331.6 million compared to $70.2 million for the six months ended June 30, 2017, an increase of $261.4 million, which included the $133 million net pretax gain related to licenses sold in the FCC spectrum auction. Television and Entertainment Adjusted EBITDA was $308.9 million as compared to $186.9 million for the six months ended June 30, 2017, an increase of $122.0 million, or 65%.

Television and Entertainment Broadcast Cash Flow was $160.1 million for the second quarter of 2018 compared to $127.3 million in the second quarter of 2017, an increase of $32.7 million, or 26%. For the six months ended June 30, 2018, Television and Entertainment Broadcast Cash Flow was $276.6 million compared to $191.9 million for the six months ended June 30, 2017, an increase of $84.7 million, or 44%.

Corporate and Other

Real estate revenues for the second quarter of 2018 were $2.9 million compared to $3.5 million for the second quarter of 2017, representing a decrease of $0.5 million, or 15%. The decrease was driven by lower revenues due to the sale of real estate properties in 2017. Real estate revenues for the six months ended June 30, 2018 were $5.9 million compared to $7.3 million for the six months ended June 30, 2017, representing a decrease of $1.5 million, or 20%.

Corporate and Other operating loss for the second quarter of 2018 was $21.7 million compared to $37.6 million for the second quarter of 2017. The reduction of the loss was primarily due to lower outside service and compensation expense. Corporate and Other Adjusted EBITDA for the second quarter of 2018 represented a loss of $13.0 million compared to a loss of $16.3 million for the second quarter of 2017. For the six months ended June 30, 2018, Corporate and Other operating loss was $46.3 million compared to $78.5 million for the six months ended June 30, 2017. Corporate and Other Adjusted EBITDA for the six months ended June 30, 2018 represented a loss of $28.2 million compared to a loss of $33.9 million for the six months ended June 30, 2017.

Discontinued Operations

On January 31, 2017, the Company completed the sale of substantially all of the Digital and Data business operations (the “Gracenote Sale”) and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for all periods presented herein. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On August 8, 2018, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on September 4, 2018 to holders of record of the Company’s common stock and warrants as of August 20, 2018.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into the Merger Agreement with Sinclair, providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of Samson Merger Sub Inc., a wholly owned subsidiary of Sinclair, with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair.

In the Merger, each share of the Company’s common stock would have been converted into the right to receive (i) $35.00 in cash, without interest and less any required withholding taxes, and (ii) 0.2300 of a share of Class A common stock of Sinclair.

The consummation of the Merger was subject to the satisfaction or waiver of certain important conditions, including, among others: (i) the approval of the Merger by the Company’s stockholders, (ii) the receipt of approval from the FCC and the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) the effectiveness of a registration statement on Form S-4 registering the Sinclair Common Stock to be issued in connection with the Merger and no stop order or proceedings seeking the same having been initiated by the Securities and Exchange Commission (the “SEC”).

Pursuant to Section 7.1(e) of the Merger Agreement, Sinclair was “entitled to direct, in consultation with the Company, the timing for making, and approve (such approval not to be unreasonably withheld) the content of, any filings with or presentations or submissions to any Governmental Authority relating to this Agreement or the transactions contemplated hereby and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities relating to this Agreement or the transactions contemplated hereby.” Applications to regulatory authorities made jointly by Sinclair and Tribune in connection with the Merger were made at the direction of Sinclair pursuant to its authority under this provision of the Merger Agreement.

On September 6, 2017, Sinclair’s registration statement on Form S-4 registering the Sinclair Common Stock to be issued in the Merger was declared effective by the SEC.

On October 19, 2017, holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, voting as a single class, voted on and approved the Merger Agreement and the transactions contemplated by the Merger Agreement at a duly called special meeting of Tribune Media Company shareholders.

The applications seeking FCC approval of the transactions contemplated by the Merger Agreement (the “Applications”) were filed on June 26, 2017, and the FCC issued a public notice of the filing of the Applications and established a comment cycle on July 6, 2017. Several petitions to deny the Applications, and numerous other comments, both opposing and supporting the transaction, were filed in response to the public notice. Sinclair and the Company jointly filed an opposition to the petitions to deny on August 22, 2017 (the “Joint Opposition”). Petitioners and others filed replies to the Joint Opposition on August 29, 2017. On September 14, 2017, the FCC’s Media Bureau issued a Request for Information (“RFI”) seeking additional information regarding certain matters discussed in the Applications. Sinclair submitted a response to the RFI on October 5, 2017. On October 18, 2017, the FCC’s Media Bureau issued a public notice pausing the FCC’s 180-day transaction review “shot-clock” for 15 days to afford interested parties an opportunity to comment on the response to the RFI. On January 11, 2018, the FCC’s Media Bureau issued a public notice pausing the FCC’s shot-clock as of January 4, 2018 until Sinclair has filed amendments to the Applications along with divestiture applications and the FCC staff has had an opportunity to review any such submissions. On February 20, 2018, the parties filed an amendment to the Applications (the “February 20 Amendment”) that, among other things, (1) requested authority under the FCC’s “Local Television Multiple Ownership Rule” (the “Duopoly Rule”) for Sinclair to own two top four rated stations in each of three television markets (the “Top-4 Requests”) and (2) identified stations (the “Divestiture Stations”) in 11 television markets that Sinclair proposed to divest in order for the Merger to comply with the Duopoly Rule and the National Television Multiple Ownership Rule. Concurrently, Sinclair filed applications (the “Divestiture Trust Applications”) proposing to place certain of the Divestiture Stations in an FCC-approved divestiture trust, if and as necessary, in order to facilitate the orderly divestiture of those stations following the consummation of the Merger. On February 27, 2018, in furtherance of certain undertakings made in the Applications and the February 20 Amendment, the parties filed separate applications seeking FCC approval of the sale of Tribune’s stations WPIX-TV, New York, New York, and WGN-TV, Chicago, Illinois, to third-party purchasers. On March 6, 2018, the parties filed an amendment to the Applications that, among other things, eliminated one of the Top-4 Requests and modified the remaining two Top-4 Requests. Also on March 6, 2018, the parties modified certain of the Divestiture Trust Applications. On April 24, 2018, the parties jointly filed (1) an amendment to the Applications (the “April 24 Amendment”) that superseded all prior amendments and, among other things, updated the pending Top-4 Requests and provided additional information regarding station divestitures proposed to be made by Sinclair in 15 television markets in order to comply with the Duopoly Rule or the National Television Multiple Ownership Rule, (2) a letter withdrawing the Divestiture Trust Applications and (3) a letter withdrawing the application for approval of the sale of WPIX-TV to a third-party purchaser. In order to facilitate certain of the compliance divestitures described in the April 24 Amendment, between April 24, 2018 and April 30, 2018, Sinclair filed applications seeking FCC consent to the assignment of license or transfer of control of certain stations in 11 television markets.

On May 8, 2018, the Company, Sinclair Television Group, Inc. (“Sinclair Television”) and Fox Television Stations, LLC (“Fox”) entered into an asset purchase agreement (the “Fox Purchase Agreement”) to sell the assets of seven network affiliates of Tribune for $910.0 million in cash, subject to post-closing adjustments. The network affiliates subject to the Fox Purchase Agreement are: KCPQ (Tacoma, WA); KDVR (Denver, CO); KSTU (Salt Lake City, UT); KSWB-TV (San Diego, CA); KTXL (Sacramento, CA); WJW (Cleveland, OH); and WSFL-TV (Miami, FL). The closing of the sale pursuant to the Fox Purchase Agreement (the “Closing”) was subject to approval of the FCC and clearance under the HSR Act, as well as the satisfaction or waiver of all conditions of the consummation of the Merger, which was scheduled to occur immediately following the Closing.

On May 14, 2018, Sinclair and Tribune filed applications for FCC approval of additional station divestitures to Fox pursuant to the Fox Purchase Agreement. On May 21, 2018, the FCC issued a consolidated public notice accepting the divestiture applications filed between April 24, 2018 and May 14, 2018, for filing and seeking comment on those applications and on the April 24 Amendment, and establishing a comment cycle ending on July 12, 2018.

On July 16, 2018, the Chairman of the FCC issued a statement that he had “serious concerns about the Sinclair/Tribune transaction” because of evidence suggesting “that certain station divestitures that have been proposed to the FCC would allow Sinclair to control [the divested] stations in practice, even if not in name, in violation of the law,” and that he had circulated to the other Commissioners “a draft order that would designate issues involving certain proposed divestitures for a hearing in front of an administrative law judge.”

On July 18, 2018, at the direction of Sinclair pursuant to its authority under the Merger Agreement, Sinclair and Tribune jointly filed an amendment to the Applications reflecting that the applications for divestiture of WGN-TV (Chicago), KDAF (Dallas), and KIAH (Houston) filed in connection with the April 24 Amendment were being withdrawn, that WGN-TV would not be divested, and that KDAF and KIAH would be placed in a divestiture trust pending sales to one or more new third parties. The applications for divestiture of WGN-TV, KDAF and KIAH were withdrawn by concurrent letter filings. On July 19, 2018, the FCC released a Hearing Designation Order (“HDO”) referring the Applications to an FCC Administrative Law Judge (“ALJ”) for an evidentiary hearing to resolve what the FCC concluded are “substantial and material questions of fact” regarding (1) whether Sinclair was the real party-in-interest to the divestiture applications for WGN-TV, KDAF, and KIAH, and, if so, whether Sinclair engaged in misrepresentation and/or lack of candor in its applications with the FCC; (2) whether consummation of the merger would violate the FCC’s broadcast ownership rules; (3) whether grant of the Applications would serve the public interest, convenience, and/or necessity; and (4) whether the Applications should be granted or denied. The HDO designated as parties to the proceeding the FCC’s Enforcement Bureau and persons who had filed formal petitions to deny the Applications, and directed the ALJ to establish a procedural schedule by Friday, August 24, 2018.

On August 2, 2017, the Company received a request for additional information and documentary material, often referred to as a “second request”, from the United States Department of Justice (the “DOJ”) in connection with the Merger Agreement. The second request was issued under the HSR Act. Sinclair received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Merger Agreement. The parties entered into an agreement with the DOJ on September 15, 2017 by which they agreed not to consummate the Merger Agreement before certain dates related to their certification of substantial compliance with the second request (which occurred in November 2017) and to provide the DOJ with 10 calendar days’ notice prior to consummating the Merger Agreement. Although Sinclair and DOJ reached agreement on a term sheet identifying the markets in which stations would have to be divested, they did not reach a definitive settlement and their discussions on significant provisions remained ongoing as of August 2018.

Pursuant to the Merger Agreement, the Company had the right to terminate the Merger Agreement if Sinclair failed to perform in all material respects its covenants, and such failure was not cured by the end date of August 8, 2018. Additionally, either party may terminate the Merger Agreement if the Merger is not consummated on or before August 8, 2018 (and the failure for the Merger to have been consummated by such date was not primarily due to a breach of the Merger Agreement by the party terminating the Merger Agreement). On August 9, 2018, the Company provided notification to Sinclair that it had terminated the Merger Agreement, effective immediately, on the basis of Sinclair’s willful and material breaches of its covenants and the expiration of the second end date thereunder. In connection with the termination of the Merger Agreement, on August 9, 2018, the Company provided notification to Fox that it has terminated the Fox Purchase Agreement, effective immediately. Under the terms of each of the Merger Agreement and the Fox Purchase Agreement, no termination fees are payable by any party.

On August 9, 2018, the Company filed a complaint in the Chancery Court of the State of Delaware against Sinclair, alleging breach of contract under the Merger Agreement. The complaint alleges that Sinclair willfully and materially breached its obligations under the Merger Agreement to use its reasonable best efforts to promptly obtain regulatory approval of the Merger so as to enable the Merger to close as soon as reasonably practicable. The lawsuit seeks damages for all losses incurred as a result of Sinclair’s breach of contract under the Merger Agreement.

FCC Spectrum Auction

On April 13, 2017, the FCC announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and has received approximately $191 million in pretax proceeds (including $26 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)) as of December 31, 2017. FCC licenses that were part of the FCC spectrum auction with a carrying value of $39 million have been included in assets held for sale as of December 31, 2017. In 2017, the Company received $172 million in gross pretax proceeds for these licenses as part of the spectrum auction and in the first quarter of 2018 recognized a net pretax gain of $133 million related to the surrender of the spectrum of these television stations in January 2018.

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:00 a.m. ET. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 3035958.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until August 9, 2019 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10122840.

The Company is not providing financial guidance for the remainder of 2018.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is more than 77 million households, and a variety of digital applications and websites commanding 54 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR/MEDIA CONTACT:

Gary Weitman

SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the termination of the Merger Agreement with Sinclair and the related litigation, our real estate monetization strategy, anticipated growth in political advertising revenues, our costs savings initiatives, the changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; our continued ability to successfully execute our business strategy, including our continued exploration of strategic and financial alternatives to enhance shareholder value following our termination of the Merger Agreement; uncertainty associated with the litigation relating to the termination of the Merger Agreement, including the amount and timing of damages, if any, we may be awarded and the costs of pursuing or defending such litigation; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technology changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations and the costs, terms and restrictions associated with such actions; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the Securities and Exchange Commission; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating Revenues
Television and Entertainment	$486,417	$466,061	$927,119	$902,094
Other	2,941	3,456	5,874	7,333

Total operating revenues	489,358	469,517	932,993	909,427

Operating Expenses
Programming	111,635	157,084	212,376	298,330
Direct operating expenses	98,817	96,940	200,205	195,747
Selling, general and administrative	125,878	147,249	257,834	312,843
Depreciation	13,281	13,927	27,056	27,498
Amortization	41,681	41,664	83,368	83,323
Gain on sales of spectrum	—	—	(133,197)	—

Total operating expenses	391,292	456,864	647,642	917,741

Operating Profit (Loss)	98,066	12,653	285,351	(8,314)
Income on equity investments, net	52,568	40,761	91,705	77,798
Interest and dividend income	2,336	548	4,234	1,053
Interest expense	(41,990)	(40,185)	(82,621)	(78,943)
Pension and other postretirement periodic benefit credit, net	6,985	5,673	14,069	11,408
Loss on extinguishment and modification of debt	—	—	—	(19,052)
Gain on investment transactions	—	—	3,888	4,950
Write-downs of investment	—	(58,800)	—	(180,800)
Other non-operating (loss) gain, net	(26)	71	91	45
Reorganization items, net	(685)	(449)	(1,578)	(699)

Income (Loss) from Continuing Operations Before Income Taxes	117,254	(39,728)	315,139	(192,554)
Income tax expense (benefit)	32,816	(9,905)	89,518	(61,519)

Income (Loss) from Continuing Operations	84,438	(29,823)	225,621	(131,035)
(Loss) Income from Discontinued Operations, net of taxes	—	(579)	—	15,039

Net Income (Loss)	$84,438	$(30,402)	$225,621	$(115,996)
Net loss from continuing operations attributable to noncontrolling interests	4	—	10	—

Net Income (Loss) attributable to Tribune Media Company	$84,442	$(30,402)	$225,631	$(115,996)

Basic Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$0.96	$(0.34)	$2.58	$(1.51)
Discontinued Operations	—	(0.01)	—	0.17

Net Earnings (Loss) Per Common Share	$0.96	$(0.35)	$2.58	$(1.34)

Diluted Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$0.96	$(0.34)	$2.55	$(1.51)
Discontinued Operations	—	(0.01)	—	0.17

Net Earnings (Loss) Per Common Share	$0.96	$(0.35)	$2.55	$(1.34)

Regular dividends declared per common share	$0.25	$0.25	$0.50	$0.50
Special dividends declared per common share	$—	$—	$—	$5.77

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	June 30, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$828,850	$673,685
Restricted cash and cash equivalents	16,607	17,566
Accounts receivable (net of allowances of $4,287 and $4,814)	405,952	420,095
Broadcast rights	81,907	129,174
Income taxes receivable	17,916	18,274
Prepaid expenses	29,268	20,158
Other	21,754	14,039

Total current assets	1,402,254	1,292,991

Properties
Property, plant and equipment	653,426	673,682
Accumulated depreciation	(249,787)	(233,387)

Net properties	403,639	440,295

Other Assets
Broadcast rights	98,133	133,683
Goodwill	3,228,774	3,228,988
Other intangible assets, net	1,529,698	1,613,665
Assets held for sale	28,955	38,900
Investments	1,213,240	1,281,791
Other	154,625	139,015

Total other assets	6,253,425	6,436,042

Total Assets	$8,059,318	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2018	December 31, 2017
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$46,526	$48,319
Income taxes payable	43,155	36,252
Employee compensation and benefits	58,075	71,759
Contracts payable for broadcast rights	210,140	253,244
Deferred revenue	14,739	11,942
Interest payable	30,339	30,525
Deferred spectrum auction proceeds	—	172,102
Other	29,679	30,124

Total current liabilities	432,653	654,267

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $32,917 and $36,332)	2,922,600	2,919,185
Deferred income taxes	528,150	508,174
Contracts payable for broadcast rights	232,093	300,420
Pension obligations, net	363,577	396,875
Postretirement, medical, life and other benefits	9,372	9,328
Other obligations	159,491	163,899

Total non-current liabilities	4,215,283	4,297,881

Total Liabilities	4,647,936	4,952,148

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at June 30, 2018 and at December 31, 2017	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,727,977 shares issued and 87,625,792 shares outstanding at June 30, 2018 and 101,429,999 shares issued and 87,327,814 shares outstanding at December 31, 2017	102	101
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at June 30, 2018 and December 31, 2017	—	—
Treasury stock, at cost: 14,102,185 shares at June 30, 2018 and December 31, 2017	(632,194)	(632,194)
Additional paid-in-capital	4,017,522	4,011,530
Retained earnings (deficit)	66,920	(114,240)
Accumulated other comprehensive loss	(41,000)	(48,061)

Total Tribune Media Company shareholders’ equity	3,411,350	3,217,136
Noncontrolling interests	32	44

Total shareholders’ equity	3,411,382	3,217,180

Total Liabilities and Shareholders’ Equity	$8,059,318	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Operating Activities
Net income (loss)	$225,621	$(115,996)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	10,511	22,093
Pension credit and contributions	(38,027)	(11,024)
Depreciation	27,056	27,498
Amortization of contract intangible assets and liabilities	440	429
Amortization of other intangible assets	83,368	83,323
Income on equity investments, net	(91,705)	(77,798)
Distributions from equity investments	158,926	149,650
Non-cash loss on extinguishment and modification of debt	—	6,823
Original issue discount payments	—	(6,873)
Write-downs of investment	—	180,800
Amortization of debt issuance costs and original issue discount	3,718	4,127
Gain on sales of spectrum	(133,197)	—
Gain on sale of business	—	(34,510)
Gain on investment transactions	(3,888)	(4,950)
Gain on sales of real estate, net	—	(300)
Other non-operating gain, net	(91)	(45)
Changes in working capital items:
Accounts receivable, net	12,917	32,074
Prepaid expenses and other current assets	(16,825)	14,659
Accounts payable	(1,857)	(8,896)
Employee compensation and benefits, accrued expenses and other current liabilities	(13,993)	(17,014)
Deferred revenue	2,801	(2,726)
Income taxes	7,271	24,756
Change in broadcast rights, net of liabilities	(28,612)	(11,893)
Deferred income taxes	17,405	(141,944)
Other, net	(898)	10,434

Net cash provided by operating activities	220,941	122,697

Investing Activities
Capital expenditures	(24,947)	(28,099)
Net proceeds from the sale of business	—	554,487
Sale of partial interest in equity investment	833	—
Proceeds from sales of real estate and other assets	58	59,751
Proceeds from the sale of investments	3,057	4,950
Other, net	3,255	805

Net cash (used in) provided by investing activities	(17,744)	591,894

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Financing Activities
Long-term borrowings	—	202,694
Repayments of long-term debt	—	(589,661)
Long-term debt issuance costs	—	(1,689)
Payments of dividends	(43,847)	(542,665)
Tax withholdings related to net share settlements of share-based awards	(5,723)	(7,351)
Proceeds from stock option exercises	581	10,013
(Distributions to)/contributions from noncontrolling interests	(2)	1,003

Net cash used in financing activities	(48,991)	(927,656)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	154,206	(213,065)
Cash, cash equivalents and restricted cash, beginning of period (1)	691,251	611,198

Cash, cash equivalents and restricted cash, end of period	$845,457	$398,133

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$828,850	$380,567
Restricted cash	16,607	17,566

Total cash, cash equivalents and restricted cash	$845,457	$398,133

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$79,027	$76,264
Income taxes, net	$64,294	$68,685

(1)

Cash, cash equivalents and restricted cash at the beginning of the six months ended June 30, 2017 of $611 million are comprised of $595 million of cash, cash equivalents and restricted cash from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $16 million of cash, cash equivalents and restricted cash reflected in current assets of discontinued operations.

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenue	$489,358	$469,517	$932,993	$909,427
Net Income (Loss) attributable to Tribune Media Company	$84,442	$(30,402)	$225,631	$(115,996)
Net loss from continuing operations attributable to noncontrolling interests	4	—	10	—

Net Income (Loss)	84,438	(30,402)	225,621	(115,996)
(Loss) income from discontinued operations, net of taxes	—	(579)	—	15,039

Income (Loss) from Continuing Operations	$84,438	$(29,823)	$225,621	$(131,035)
Income tax expense (benefit)	32,816	(9,905)	89,518	(61,519)
Reorganization items, net	685	449	1,578	699
Other non-operating loss (gain), net	26	(71)	(91)	(45)
Write-downs of investment	—	58,800	—	180,800
Gain on investment transactions	—	—	(3,888)	(4,950)
Loss on extinguishment and modification of debt	—	—	—	19,052
Pension and other postretirement periodic benefit credit, net	(6,985)	(5,673)	(14,069)	(11,408)
Interest expense	41,990	40,185	82,621	78,943
Interest and dividend income	(2,336)	(548)	(4,234)	(1,053)
Income on equity investments, net	(52,568)	(40,761)	(91,705)	(77,798)

Operating Profit (Loss)	$98,066	$12,653	$285,351	$(8,314)
Depreciation	13,281	13,927	27,056	27,498
Amortization	41,681	41,664	83,368	83,323
Stock-based compensation	5,397	7,130	10,511	20,101
Severance and related charges	169	4,117	(735)	10,794
Transaction-related costs	4,600	16,035	9,965	19,027
Gain on sales of spectrum	—	—	(133,197)	—
Other	(2,574)	(334)	(2,062)	125
Pension expense	174	198	467	384

Adjusted EBITDA	$160,794	$95,390	$280,724	$152,938

TRIBUNE MEDIA COMPANY—TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Advertising	$311,431	$312,864	$581,870	$604,571
Retransmission revenues	117,185	104,999	235,327	199,213
Carriage fees	40,815	31,867	82,477	65,477
Barter/trade (1)	2,388	9,481	4,482	18,493
Other	14,598	6,850	22,963	14,340

Total Revenues	$486,417	$466,061	$927,119	$902,094
Operating Profit	$119,767	$50,219	$331,619	$70,232
Depreciation	10,941	10,530	21,811	20,569
Amortization	41,681	41,664	83,368	83,323
Stock-based compensation	3,900	5,242	7,691	9,237
Severance and related charges	169	4,125	(114)	4,335
Transaction-related costs	12	423	12	423
Gain on sales of spectrum	—	—	(133,197)	—
Other	(2,710)	(513)	(2,270)	(1,240)

Adjusted EBITDA	$173,760	$111,690	$308,920	$186,879

Broadcast rights—Amortization	$103,896	$137,298	$196,178	$263,609
Broadcast rights—Cash Payments	(117,603)	(121,659)	(228,503)	(258,576)

Broadcast Cash Flow	$160,053	$127,329	$276,595	$191,912

(1)

Barter revenues and related expenses are no longer recognized under the new revenue guidance. For the three and six months ended June 30, 2017, barter/trade revenue includes $7 million and $14 million, respectively of barter revenue.

TRIBUNE MEDIA COMPANY—CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Total Revenues	$2,941	$3,456	$5,874	$7,333
Operating Loss	$(21,701)	$(37,566)	$(46,268)	$(78,546)
Depreciation	2,340	3,397	5,245	6,929
Stock-based compensation	1,497	1,888	2,820	10,864
Severance and related charges	—	(8)	(621)	6,459
Transaction-related costs	4,588	15,612	9,953	18,604
Other	136	179	208	1,365
Pension expense	174	198	467	384

Adjusted EBITDA	$(12,966)	$(16,300)	$(28,196)	$(33,941)

TRIBUNE MEDIA COMPANY—CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2018			June 30, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.96			$(0.35)
Loss from discontinued operations			—			0.01
Reorganization items, net	685	685	0.01	449	449	0.01
Other non-operating loss (gain), net	26	19	0.00	(71)	(47)	(0.00)
Write-down of investment	—	—	—	58,800	44,519	0.51
Severance and related charges	169	125	0.00	4,117	2,503	0.03
Transaction-related costs	4,600	3,987	0.05	16,035	14,330	0.16
Other	(2,574)	(1,904)	(0.02)	(334)	(176)	(0.00)

Adjusted EPS (1)			$0.99			$0.36

	Six Months Ended
	June 30, 2018			June 30, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$2.55			$(1.34)
Income from discontinued operations			—			(0.17)
Reorganization items, net	1,578	1,578	0.02	699	699	0.01
Other non-operating gain, net	(91)	(66)	(0.00)	(45)	(31)	(0.00)
Write-downs of investment	—	—	—	180,800	124,516	1.43
Gain on investment transactions	(3,888)	(2,823)	(0.03)	(4,950)	(3,010)	(0.03)
Loss on extinguishment and modification of debt	—	—	—	19,052	11,584	0.13
Severance and related charges	(735)	(546)	(0.01)	10,794	6,563	0.08
Transaction-related costs	9,965	8,840	0.10	19,027	16,293	0.19
Gain on sales of spectrum	(133,197)	(98,899)	(1.12)	—	—	—
Other	(2,062)	(1,542)	(0.02)	125	123	0.00

Adjusted EPS (1)			$1.50			$0.30

(1)	Adjusted EPS totals may not foot due to rounding.